UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934 (Amendment No.   )
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ALAMO GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ALAMO GROUP INC.
1627 East Walnut Street
Seguin, Texas 78155

Dear Fellow Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Alamo Group Inc., to be held on Thursday, May 3, 2018, at 9:00 a.m. local time, at the Westin Riverwalk Hotel, 420 West Market Street, San Antonio, Texas 78205.  We hope that you will be able to attend the meeting.  Matters on which action will be taken at the meeting are explained in detail in the notice of meeting and proxy statement accompanying this letter.

In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the stockholders.

Whether or not you expect to be present and regardless of the number of shares you own, please mark, sign and mail the enclosed proxy in the envelope provided as soon as possible.  Stockholders may also vote through the Internet or by telephone.  If you attend the meeting, you may revoke your proxy and vote in person.

Thank you for your support.  We hope to see you at the meeting.

 /s/ Ronald A. Robinson
Ronald A. Robinson
Interim Chairman of the Board of Directors
March 16, 2018

ALAMO GROUP INC.
1627 East Walnut Street
Seguin, Texas 78155

____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2018
____________________

To the Stockholders of
Alamo Group Inc.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Alamo Group Inc. (the “Company”) will be held at the Westin Riverwalk Hotel, 420 West Market Street, San Antonio, Texas, on Thursday, May 3, 2018, at 9:00 a.m. local time, for the following purposes:

(1)	to elect seven (7) directors to the Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

(2)	to approve the compensation of the Company's named executive officers ("NEOs") on an advisory basis (the "say-on-pay proposal");

(3)	to ratify the Audit Committee’s appointment of KPMG LLP as the Company's independent auditors for the 2018 fiscal year; and

(4)	to transact such other business as may properly come before the meeting or any adjournment thereof.

In accordance with the Bylaws of the Company, the Board of Directors fixed the record date for the meeting as
March 16, 2018. Only stockholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

Stockholders who do not expect to attend the meeting in person are urged to sign the enclosed proxy and return it promptly.  A return envelope is enclosed for that purpose.  Stockholders may also vote through the Internet or by telephone.  Instructions for voting through the Internet or by telephone are included on the proxy card.

A complete list of stockholders entitled to vote at the meeting, showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be open to the examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten business days prior to the meeting, commencing April 20, 2018, at the offices of the Company’s Counsel, which is Strasburger & Price, LLP, Attorneys at Law, The Bakery Building, 2301 Broadway Street, San Antonio, Texas 78215-1157.

By Order of the Board of Directors
/s/ Robert H. George
Robert H. George
Secretary

Dated: March 16, 2018

ALAMO GROUP INC.
1627 East Walnut Street
Seguin, Texas 78155

Proxy Statement for the Annual Meeting of Stockholders
To Be Held on May 3, 2018

GENERAL INFORMATION

The accompanying Proxy is solicited by the Board of Directors (the “Board of Directors” or the “Board”) of Alamo Group Inc., a Delaware corporation (the “Company,” “we,” “our,” or “us”), to be voted at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 3, 2018, and at any meeting scheduled as a result of any adjournments thereof.  The meeting will be held at 9:00 a.m. local time, at the Westin Riverwalk Hotel, 420 West Market Street, San Antonio, TX. This Proxy Statement and the accompanying Proxy are being mailed to stockholders on or about March 30, 2018.  The Annual Report of the Company for fiscal 2017 including audited financial statements for the fiscal year ended December 31, 2017, and a proxy card are enclosed.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on
May 3, 2018:  Our Proxy Statement and our Annual Report, which includes our Form 10-K for the fiscal year ended
December 31, 2017, are available free of charge on our website at:  www.alamo-group.com/fr.

Voting and Proxies

Only holders of record of common stock, par value $.10 per share (“Common Stock”), of the Company at the close of business on March 16, 2018 (the “Record Date”) shall be entitled to vote at the meeting.  There were 20,000,000 authorized shares of Common Stock and 11,648,925 shares of Common Stock outstanding on the Record Date.  Each share of Common Stock is entitled to one vote.  Any stockholder giving a proxy has the power to revoke the same at any time prior to its use by giving notice in person or in writing to the Secretary of the Company.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the 2018 Annual Meeting of Stockholders and any adjournment thereof. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you at the meeting and vote your shares. If you are not present at the meeting, your shares can be voted only when represented by a proxy either pursuant to the enclosed proxy card or otherwise. You may indicate a vote on the enclosed proxy card in connection with any of the listed proposals, and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be cast.

Votes Required to Approve a Proposal

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. A majority of the outstanding shares of common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be included in determining the presence of a quorum at the Annual Meeting. Where a stockholder’s proxy or ballot is properly executed and returned but does not provide voting instructions, the shares of such stockholder will nevertheless be counted as being present at the Meeting for the purpose of determining a quorum.

“Broker non-votes” occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the stockholder’s behalf.

Each director will be elected by a majority of the votes cast with respect to such director.  A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director.  Abstentions and "broker non-votes" are not considered to be votes cast with respect to the election of directors. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.”  As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by stockholders and the Board accepts the resignation.  If a director is not elected, the Nominating/Corporate Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.  The Board will decide whether to accept or reject the resignation and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 90 days after the election results are certified.

Approval of the say-on-pay proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting.  Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Under New York Stock Exchange rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the say-on-pay proposal if your broker does not receive voting instructions from you. Abstentions are entitled to vote on this proposal and therefore will have the same effect as a negative vote on this proposal. Broker non-votes will have no impact on the proposal since they are not considered shares entitled to vote on the proposal.

The ratification of KPMG LLP’s appointment as the Company’s independent auditor requires the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereat. Abstentions are present and entitled to vote and will thus have the same effect as a negative vote on the proposal to approve and ratify the appointment of KPMG LLP.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Listed in the following table are the only beneficial owners of more than five percent of the Company's outstanding Common Stock that the Company is aware of as of February 23, 2018.  In addition, this table includes the outstanding voting securities beneficially owned by the Company’s directors, by its executive officers that are listed in the Summary Compensation Table, and by its directors and executive officers as a group as of February 23, 2018.  Unless indicated otherwise below, the address of each person named on the table below is: c/o Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

Beneficial Owner of Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
BlackRock Inc. 55 East 52nd Street New York, NY 10055	1,825,965	(3)	15.68%
Henry Crown and Company c/o Brian Gilbert Gould & Ratner LLP 222 N. LaSalle Street, Suite 800 Chicago, IL 60601	1,700,000	(4)	14.59%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	931,597	(5)	8.00%
Ronald A. Robinson	256,209	(6)(9)	2.20%
David W. Grzelak	15,545	(7)(8)	*
Roderick R. Baty	15,304	(8)	*
Eric P. Etchart	4,859	(8)	*
Robert P. Bauer	3,952	(8)	*
Tracy C. Jokinen	1,840	(8)	*
Richard W. Parod	420	(8)	*
Geoffrey Davies	3,800	(6)(9)	*
Dan E. Malone	21,500	(6)(9)	*
Jeffery A. Leonard	13,900	(6)(9)	*
Richard H. Raborn	4,500	(6)(9)	*
All Directors and Executive Officers (14 Persons)	405,846	(6)(9)	3.48%
___________________
*    Less than 1% of class.
(1)    In each case, the beneficial owner has sole voting and investment power, except as otherwise provided herein.

(2)	The calculation of percent of class is based on the number of shares of Common Stock outstanding as of February 23, 2018, being 11,648,925 shares.

(3)
Based on Schedule 13G, dated January 9, 2018, by which BlackRock, Inc. reported that as of December 31, 2017, it had sole voting power over 1,796,718 shares and had shared voting power over none of the shares and sole dispositive power over 1,825,965 shares. BlackRock, Inc. reported beneficial ownership of the 1,825,965 shares as of December 31, 2017.

(4)
Based on Schedule 13D/A, dated December 21, 2012, Bgear Investors LLC, a Delaware limited liability company, and Henry Crown and Company, an Illinois limited liability partnership, had shared voting and dispositive power over 1,361,700 shares and Henry Crown and Company, a Delaware corporation, had sole voting and dispositive power over 338,300 shares as of December 31, 2012.

(5)
Based on Schedule 13G, dated February 9, 2018, by which Dimensional Fund Advisors LP reported that as of December 31, 2017, it had sole voting power over 885,511 shares, had shared voting power over none of the shares and had sole dispositive power over 931,597 shares. Dimensional Fund Advisors LP reported beneficial ownership in 931,597 shares as of December 31, 2017.

(6)
Includes: shares available for exercise under various stock options as follows: 35,000 shares for Mr. Robinson; zero shares for Mr. Davies; 9,850 shares for Mr. Malone; 6,400 shares for Mr. Leonard; zero shares for Mr. Raborn; and 23,000 shares for other executive officers.

(7)	Includes: shares available for exercise under non-qualified stock options as follows: 8,000 shares for Mr. Grzelak.

(8)
Includes: unvested restricted stock awards that have power to vote and receive dividends as follows: 2,575 shares each for Mr. Baty and Mr. Grzelak, 2,201 shares each for Mr. Bauer and Mr. Etchart, 1,630 shares for Ms. Jokinen, and 420 shares for Mr. Parod.

(9)
Includes: unvested restricted stock awards that have power to vote and receive dividends as follows: 22,500 shares for Mr. Robinson; 3,125 shares for Mr. Davies; 2,750 shares for Mr. Malone; 4,500 shares for Mr. Leonard; 4,500 shares for Mr. Raborn; and 7,750 shares for other executive officers.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Bylaws of the Company provide that the number of directors which shall constitute the whole Board of Directors shall be fixed and determined from time to time by resolution adopted by the Board of Directors.  Currently, the size of the Board of Directors has been fixed at seven (7) directors.

Each director elected at the Annual Meeting will serve until the next Annual Meeting of Stockholders or until a successor is elected and qualified.  Unless otherwise instructed, shares represented by properly executed proxies in the accompanying form will be voted for the individuals nominated by the Board of Directors set forth below. Although the Board of Directors anticipates that the listed nominees will be able to serve, if at the time of the meeting any such nominee is unable or unwilling to serve, such shares may be voted at the discretion of the proxy holders for a substitute nominee.  The Nominating/Corporate Governance Committee of the Board of Directors recommended the individuals listed below to the Board of Directors and the Board of Directors nominated them. Certain information concerning such nominees, including all positions with the Company and principal occupations during the last five years, is set forth below.

We have provided below information about our nominees, all of whom are incumbent directors, including their ages, years of service as directors, and business experience. We have also included information about each nominee’s specific experience, qualifications, attributes, or skills that led the board to conclude that he/she should serve as one of our directors in light of our business and structure. All of our nominees bring to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers or chief financial officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, several nominees bring private and public company board experience with either significant experience on other boards or long service on our board. This broadens their knowledge of board policies and processes, rules and regulations, issues and solutions.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Roderick R. Baty, age 64, has been a director of the Company since August 2011. Mr. Baty served as Chairman and Chief Executive Officer of NN, Inc., from May 2001 until his retirement in May 2013. NN, Inc. is a publicly owned global manufacturer of high-quality bearing components, industrial rubber and plastic products, and precision metal components serving a variety of markets, including the automotive industry, original equipment manufacturers, HVAC, heavy equipment and many other industrial end markets. Mr. Baty joined NN, Inc. in 1995 as Vice President of Sales and Marketing/Chief Financial Officer and was elected to the Board of Directors. In 1997, he was named President and Chief Executive Officer, and was elected Chairman of the Board in 2001. Prior to joining NN, Inc., Mr. Baty served as President and Chief Operating Officer of Hoover Precision Products from 1990 to 1995. Hoover Precision Products is a North American specialist manufacturer of precision balls serving various industries, including automotive, aerospace, anti-friction bearings, pumps, medical, pen, and furniture applications. Mr. Baty brings to the Board senior executive leadership experience in the areas of public company governance, operational, financial and strategic management within industrial and international manufacturing companies.
Robert P. Bauer, age 59, has been a director of the Company since August 2015. Mr. Bauer serves as President and Chief Executive Officer and as a director of the L.B. Foster Company, a manufacturer, fabricator and distributor of products and services for transportation and energy infrastructure. L.B. Foster specializes in infrastructure maintenance material for freight and transit rail systems; construction products for highway bridges and ports; tubular products and services for pipeline and drilling applications; and precision metering solutions for pipelines. Mr. Bauer joined L.B. Foster in February of 2012. Prior to joining L.B. Foster, Mr. Bauer was President of the Refrigeration Business for Emerson Climate Technologies, a subsidiary of Emerson

Electric Company, and served in various executive positions at Emerson Electric Company from 1994 until he was recruited to L.B. Foster. Mr. Bauer brings to the Board many years of experience in the global manufacturing environment, with valuable and extensive knowledge concerning global product marketing, new product development, strategic planning, corporate governance and mergers and acquisitions.

Eric P. Etchart, age 61, has been a director of the Company since August 2015. From 2007 until his retirement in January 2016, Mr. Etchart served as Senior Vice President for the Manitowoc Company, Inc., a worldwide global manufacturer of cranes and foodservice equipment serving both residential and non-residential markets as well as infrastructure and power industries. Mr. Etchart was the President of the Manitowoc Crane Group from 2007 until 2015 and Senior Vice President of Business Development from 2015 until his retirement. Prior to joining Manitowoc, Mr. Etchart held various management positions for Potain S.A., a global manufacturer of tower cranes, until it was acquired by Manitowoc in 2001. Mr. Etchart is a National Association of Corporate Directors (NACD) fellow. Mr. Etchart brings to the Board over thirty years of global manufacturing experience, extensive knowledge of and expertise in finance and marketing, and is a French national with over twenty years of management experience outside the U.S., which provides the Company with a meaningful international perspective on global markets.
David W. Grzelak, age 68, has been a director of the Company since August 2006. Mr. Grzelak became Chairman and Chief Executive Officer of Komatsu America Corporation in April 2002. He retired from his position as Chief Executive Officer of Komatsu America in April 2012 and retired as Chairman in July 2013.  From 2013 to 2015, he served as the Executive Mining Advisor for the Global Mining Business Division of Komatsu Ltd. in Japan. Komatsu America Corporation is a wholly-owned subsidiary of Komatsu Ltd., a global enterprise incorporated in Japan that engages in the manufacturing, development, marketing and sale of a diversified range of industrial-use products and services.  Komatsu America Corporation manufactures and markets Komatsu lines of hydraulic excavators, wheel loaders, crawler dozers, off-highway trucks and motor graders.  Mr. Grzelak has gained significant experience as a senior executive within a global industrial equipment manufacturing company and he brings to the Board valuable insights concerning the distribution, marketing and sales of the Company’s products as well as operational and financial expertise.

Tracy C. Jokinen, age 49, has been a director of the Company since August 2016. Ms. Jokinen is the Executive Vice President and Chief Financial Officer of Acelity L.P. Inc. ("Acelity"), a leading global medical technology company. Before joining Acelity in June of 2017, Ms. Jokinen served as the Chief Financial Officer of G&K Services, Inc. (“G&K”), a service-focused provider of branded uniform and facility services programs, from 2014 to 2017. Prior to her service as Chief Financial Officer of G&K, Ms. Jokinen spent 22 years with Valspar Corporation (“Valspar”), a global manufacturer of paints and coatings, in various positions of increasing responsibility. Most recently, she served as Valspar’s Vice President, Corporate Finance, where she led Valspar’s tax, treasury, investor relations, internal audit, operations, finance, and corporate accounting functions. Her previous positions at Valspar included Vice President, Finance & Strategy, and Vice President, Corporate Controller and Chief Accounting Officer. Ms. Jokinen's extensive and varied management experience, a significant portion of which was within the manufacturing sector, provides the Company with meaningful financial and accounting expertise as well as useful problem solving skills relevant to a large multinational manufacturing company.
Richard W. Parod, age 64, was appointed a director of the Company on December 14, 2017. Mr. Parod was the President and Chief Executive Officer and a director of the Lindsay Corporation from April 2000 until his retirement on December 1, 2017. Prior to Lindsay, Mr. Parod served as the Vice President and General Manager of the Toro Company's Irrigation Division from 1997 to 2000. In his role as President and CEO with Lindsay Corporation, a global manufacturer of agricultural and infrastructure equipment, Mr. Parod gained valuable executive leadership experience and he brings meaningful expertise in many areas relevant to the Company, including manufacturing operations, product development, sales and marketing, strategic planning, accounting and corporate governance.

Ronald A. Robinson, age 65, has been President, Chief Executive Officer and a director of the Company since 1999.  Mr. Robinson previously was President of Svedala Industries, Inc., the U.S. subsidiary of Svedala Industries AB of Malmo, Sweden, a leading manufacturer of equipment and systems for the worldwide construction, mineral processing and materials handling industries.  Mr. Robinson joined Svedala in 1992 when it acquired Denver Equipment Company of which he was Chairman and Chief Executive Officer.  Mr. Robinson has a deep knowledge and understanding of our Company and our lines of business. Mr. Robinson has demonstrated his leadership abilities and his commitment to our Company.

The Board has delegated some of its authority to three Committees of the Board of Directors.  These are the Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee.  All three Committees have published charters on the Company’s website www.alamo-group.com under the “Our Commitment” tab.

The following table shows the current membership of each Committee of the Board (all members of which are independent) and the number of meetings held by each Committee during 2017:

	Compensation Committee	Audit Committee	Nominating/Corporate Governance Committee
Roderick R. Baty		Chair	X
Eric P. Etchart	X	X	Chair
David W. Grzelak	Chair	X	X
Robert P. Bauer	X		X
Tracy C. Jokinen	X	X
Ronald A. Robinson
Number of Fiscal 2017 Meetings	4	4	3

INFORMATION CONCERNING DIRECTORS

None of the nominees for director or the executive officers of the Company has a familial relationship with any of the other executive officers or other nominees for director. In accordance with our Corporate Governance Guidelines, no director may serve on more than three public company boards of directors.  Mr. Etchart has served as director of Graco Inc., a publicly traded company, since 2010 and is a member of the Audit and Compensation Committees of Graco. Mr. Etchart has also served as a director of the WD-40 Company, a publicly traded company, since December of 2016 and is a member of the Audit and Finance Committees of WD-40. Mr. Grzelak has been a director of Sun Hydraulics Corporation, a publicly traded company, since 2015 and is a member of the Audit Committee and the Nominating Committee of Sun Hydraulics. Mr. Parod has served as a director of Raven Industries, Inc., a publicly traded company, since December of 2017 and is a member of the Governance Committee and Personnel and Compensation Committee of Raven Industries. Mr. Bauer is a director of L.B. Foster, a publicly traded company, where he also serves as President and Chief Executive Officer. Mr. Baty was a director of NN, Inc., a publicly traded company, until his retirement in May 2013.  Except as disclosed above, none of the directors or nominees is a director or has been a director over the past five years of any other company which has a class of securities registered under, or is required to file reports under, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or of any company registered under the Investment Company Act of 1940, as amended.

Non-management directors may meet in executive session, without the Chief Executive Officer, at any time, and there are regularly scheduled non-management executive sessions at each meeting of the Board of Directors and Committees thereof. The presiding director of non-management executive sessions will be selected on a rotating basis while the Chair of each Committee presides over his or her respective executive sessions.

In determining independence, each year the Board affirmatively determines whether each director has any “material relationships” with the Company other than as a director.  When assessing the “materiality” of a director’s relationship with the Company, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to the Company as those prevailing at the time from unrelated parties for comparable transactions.

The Board of Directors has determined that all of its current directors except Mr. Robinson, President and CEO, have no material relationships with the Company or its auditors and are independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards on director independence and the director independence standards established under the Company’s Corporate Governance Guidelines, which are available at www.alamo-group.com under the “Our Commitment” tab.

If you and other interested parties wish to communicate with the Board of Directors of the Company, you may send correspondence to the Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.  The Secretary will submit your correspondence to the Board or to the appropriate Committee or Board member, as applicable.  The Board’s policy regarding stockholder communication with the Board of Directors is available at www.alamo-group.com under the “Our Commitment” tab.

Stockholders and other interested parties may communicate with non-management directors of the Board by sending their correspondence to the Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

Vote required.  Each director will be elected by a majority of the votes cast with respect to such director. All proxies will be voted “FOR” these nominees unless a contrary choice is indicated.  Shares voting “abstain” on any nominee for director will be excluded from the vote and will have no effect on the election of directors. Broker non-votes will also be excluded from the vote and will have no effect on the election of directors.

THE BOARD OF DIRECTORS HAS APPROVED THE SLATE OF DIRECTORS AND
RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL SEVEN NOMINEES, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE ENCLOSED PROXY. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

INFORMATION CONCERNING THE BOARD AND COMMITTEES OF THE BOARD

Meetings and Committees of the Board

During the fiscal year ended December 31, 2017, the Board held seven meetings.  Each incumbent director attended in person or by phone more than 75% of the total number of meetings of the Board and Committees on which the director served during 2017. It is a policy of the Board that all directors attend the Annual Meeting of Stockholders.  All of our directors at the time attended the Annual Meeting of Stockholders in May 2017.

Recent Board Composition Changes

Gary Martin, our former Chairman of the Board, retired from the Board on November 30, 2017 and Mr. Robinson was appointed as interim Chairman until such time as the Board appoints a Chairman to serve on a permanent basis. On December 14, 2017, Mr. Richard W. Parod was appointed as a director of the Company.

Board Leadership Structure

The Board does not have a policy on whether the same person should serve as both the CEO and Chairman of the Board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee.  The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time.

Currently, as a result of Mr. Martin's recent departure, Mr. Robinson serves as both interim Chairman of the Board and CEO. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board sets the agenda for Board meetings and presides over meetings of the full Board. As interim Chairman and CEO, Mr. Robinson is currently fulfilling the duties of both roles. While the Board believes that its current leadership structure is appropriate at this time, it intends to appoint one of the independent members of the Board as its Chairman following further review by the Board of its overall structure and the composition of its Committees.

The Board Role in Risk Oversight

     The Board has an active role in overseeing management of the Company’s risk. The Board regularly reviews information regarding the Company’s operational, financial, legal and regulatory, strategic and reputational risks which is usually conveyed to the Board by the senior management of the Company or by one of the Board’s Committees. Because overseeing risk is an ongoing process and inherent in the Company’s strategic decisions, the Board also discusses risk throughout the year at other meetings in relation to specific proposed actions.

The Board has delegated certain risk management oversight responsibility to the Board committees. The Audit Committee oversees risks related to the Company’s accounting, auditing, reporting, financial practices (including the integrity of the Company’s financial statements), administration and financial controls and compliance with legal and regulatory requirements. The Audit Committee also reviews and discusses the Company’s policies with respect to risk assessment and risk management. The Compensation Committee oversees risks relating to the Company’s compensation, incentive compensation, and equity-based compensation plans. The Nominating/Corporate Governance Committee oversees risks relating to the composition and organization of the Board and the Company's governance practices.

The Company believes that its leadership structure also enhances the risk oversight function of the Board.  Our CEO regularly discusses material risks facing the Company with management and members of the Board. Our CEO, as a member of the Board, is also expected to report candidly to his fellow directors on his assessment of the material risks the Company faces, based upon the information he receives as part of his management responsibilities.

The Audit Committee

In January 2017, the Audit Committee of the Board of Directors consisted of Mr. Baty (Chair), Messrs. Etchart and Grzelak and Ms. Jokinen, and in May 2017 they were reappointed. The Committee met four times during fiscal 2017. All Committee members were present at the meetings. The duties and responsibilities of the Committee include, among other things, to:

-	appoint, approve compensation, and oversee the work of the independent auditor;
-	review at least annually a report by the independent auditor describing the firm’s internal control procedures and any material issues raised by the most recent internal control review;
-	preapprove all audit services and associated fees by the independent auditors;
-	preapprove all permissible non-audit services to be provided by the independent auditor;
-	review the independence of the independent auditor;
-	review the scope of audit and resolve any difficulties or disagreements with management encountered during the audit or any interim periods;
-	review and discuss with management and the independent auditor the annual audit and quarterly financial statements of the Company;
-	recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K and in the quarterly reports on Form 10-Q, in both cases, as reviewed;
-	review the adequacy and effectiveness of the Company’s internal controls;
-	review adequacy and effectiveness of the Company’s disclosure controls and management reports thereon;
-	approve the scope of the internal auditor’s audit plan;
-	review and approve earnings press releases, financial information and earnings guidance, if any;
-	review financial risk assessment presented by management;
-	oversee the Company’s compliance systems with respect to legal and regulatory requirements, review the Company’s Code of Business Conduct and Ethics and monitor compliance with such code;
-	review complaints regarding accounting, internal accounting controls and auditing matters, including a way to report anonymously;
-	review the Company’s adherence to regulations for the hiring of employees and former employees of the independent auditor; and
-
review and evaluate annually the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner of the independent auditor, and assure regular rotation of the lead audit partner as required by law.

The Audit Committee reports to the Board on its activities and findings.

The Board has determined that under current NYSE listing standards all members of the Committee are financially literate, are “Audit Committee financial experts,” and are independent under the Company’s Corporate Governance Guidelines and NYSE listing requirements, and that each has accounting or related financial management expertise as required by the NYSE listing standards.  The Committee’s Charter and Corporate Governance Guidelines, which have been approved by the Board, are reviewed at least annually and may be viewed on the Company’s website www.alamo-group.com under the “Our Commitment” tab.

Report of the Audit Committee

                The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission (the “SEC”) or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Audit Committee is currently comprised of four independent members of the Company’s Board of Directors. Each member of the Audit Committee is independent under applicable law and NYSE listing requirements.  The duties and responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which the Board of Directors reviews on an annual basis.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities in fiscal 2017, the Committee reviewed and discussed with management the Quarterly Reports on Form 10-Q and the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant adjustments, and the clarity of disclosures in the financial statements.

The Committee reviewed with management and with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the independent auditors with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61).  In addition, the Committee has received the written disclosures and the letter from the independent accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence as described in Item 407(d)(3)(i) of Regulation S-K. The Committee has also considered the compatibility of non-audit services with the auditors’ independence.

The Committee discussed with the independent auditors the overall scope and plans for their audit.  They also discussed with management and the internal auditor the overall scope and plans for the Company’s assessment of internal control.  The Committee meets with the independent auditors and the internal auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls over financial reporting and the overall quality of the Company’s financial reporting.  The Committee met four times during fiscal 2017.  All Committee members were present at the meetings.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.  The Audit Committee also recommended, subject to stockholder ratification, the appointment of KPMG LLP as the Company’s independent auditors for fiscal year 2018.  Audit, audit-related and any permitted non-audit services provided to the Company by KPMG LLP are subject to pre-approval by the Audit Committee.

AUDIT COMMITTEE

Roderick R. Baty, Chair
Eric P. Etchart, Member
David W. Grzelak, Member
Tracy C. Jokinen, Member

The Nominating/Corporate Governance Committee

In January 2017, the Nominating/Corporate Governance Committee consisted of Messrs. Etchart (Chair), Baty, Bauer, and Grzelak, and they were reappointed in May 2017. During 2017, the Committee held three meetings. All Committee members were present at the meetings.  The Committee has the responsibility, among other things, to:

-	evaluate director candidates and has sole authority to retain a search firm in that effort, approve its fees and scope of service;
-	recommend to the Board of Directors nominees for Board election by the stockholders based upon their qualifications, knowledge, skills, expertise, experience and diversity;
-	review Board composition to reflect the appropriate balance of knowledge, skills, expertise, experience and diversity;
-	review size of the Board and the frequency and structure of Board meetings;
-	recommend to the Board establishment, elimination, size and composition of standing Committees;
-	review, at least annually, the Company's Code of Business Conduct & Ethics;
-	oversee and establish procedures for the annual evaluation of the Board and management; and
-	develop, recommend to the Board, and review annually a set of corporate governance guidelines.

The Board of Directors has determined that the members of the Committee are independent under the Company’s Corporate Governance Guidelines and NYSE listing requirements.  The Committee’s Charter and the Company’s Corporate Governance Guidelines are reviewed at least annually and may be viewed on the Company’s website www.alamo-group.com under the “Our Commitment” tab.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders.  The Committee’s Policy Regarding Director Candidates Recommended by Shareholders, the Company’s Corporate Governance Guidelines (including our standards of director independence), the charters of our Board Committees, and the Company’s Code of Business Conduct and Ethics are on our website www.alamo-group.com under the “Our Commitment” tab and are available in print at no charge to any stockholder who requests them by writing to Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

Any stockholder of the Company who complies with the notice procedures set forth below and is a stockholder of record at the time such notice is delivered to the Company may make a director recommendation for consideration by the Nominating/Corporate Governance Committee. A stockholder may make recommendations at any time, but recommendations for consideration as nominee at the Annual Meeting of Stockholders must be received not less than 120 days before the first anniversary of the date the proxy statement was released to stockholders in connection with the previous year’s annual meeting. Therefore, to submit a candidate for consideration for nomination at the 2019 Annual Meeting of Stockholders, a stockholder must submit the recommendation, in writing, by December 1, 2018. The written notice must demonstrate that it is being submitted by a stockholder of the Company and include information about each proposed director candidate, including name, age, business address, principal occupation, principal qualifications and other relevant biographical information. In addition, the stockholder must provide confirmation of each candidate’s consent to serve as a director. A stockholder must send recommendations to the Nominating/Corporate Governance Committee, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

The Nominating/Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board of Directors.  In identifying and recommending nominees for positions on the Board of Directors, the Nominating/Corporate Governance Committee places primary emphasis on (i) judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) diversity of viewpoints, backgrounds, experiences and other demographics; (iii) business or other relevant experience; and (iv) the extent to which the interplay of the nominee's expertise, skills, knowledge and experience with that of other members of the Board will build a board that is active, collegial and responsive to the needs of the Company.  Although diversity may be a consideration in the Committee’s process, the Committee and the Board of Directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees.  Nominees are not discriminated against on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis prescribed by law.

Upon identifying a director candidate, or considering a director candidate recommended by a stockholder, the Committee initially determines the need for additional or replacement Board members and evaluates all the director candidates under the criteria described above, based on the information the Committee receives with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. If the Committee determines, in consultation with other Board members including the Chair, that a more comprehensive evaluation is warranted, the Committee may then obtain additional information about the director candidate’s background and experience, including by means of interviews. The Committee will then evaluate the director candidate further, again using the evaluation criteria described above. The Committee receives input on such director candidates from other directors, and recommends director candidates to the full Board of Directors for nomination. The Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience.  If the Committee engages a third party, the Committee approves the fee that the Company pays for such services.

The Compensation Committee

In January 2017, the Compensation Committee of the Board of Directors consisted of Messrs. Grzelak (Chair), Etchart, Bauer and Ms. Jokinen, and they were reappointed in May 2017.  The Committee held four meetings in 2017. All Committee members were present at the meetings.  The duties and responsibilities of the Committee include, among other things, to:

-
review and approve, at least annually, the goals and objectives relevant to CEO compensation and the structure of the Company’s plans for executive compensation, incentive compensation, equity-based compensation and its general compensation, and employee benefit plans, and make recommendations to the Board;

-	evaluate annual performance of the CEO in light of the goals of the Company’s executive compensation plans, and recommend his or her compensation based on this evaluation;
-	in consultation with the CEO, review, evaluate and recommend to the Board the compensation of all executive officers and key managers;
-	evaluate and recommend to the Board compensation of directors for Board and Committee service;
-	review and recommend to the Board any severance agreement made with the CEO;
-	review and recommend to the Board the amount and terms of all individual stock options or grants;
-	review and recommend to the Board all equity-based and incentive compensation plans that are subject to stockholder approval; and
-	approve and issue the annual report on executive compensation required by the SEC for inclusion in the Company’s proxy statement.

The Compensation Committee may delegate its duties and responsibilities to subcommittees as it deems necessary and advisable.  The role of our executive officers in determining compensation is discussed below under “Compensation Discussion and Analysis.”  The Compensation Committee has the authority to retain, at the Company’s expense, compensation consultants and other advisers as it deems necessary to assist in the fulfillment of its duties. In 2015 and 2016, the Compensation Committee received independent compensation consulting services from Longnecker & Associates (“Longnecker”). Longnecker's primary role was to provide the Committee with market data and information regarding compensation trends in our industry, to make recommendations regarding the design of our incentive compensation program and overall executive compensation levels, and to assist the Committee in developing an appropriate peer group of companies for compensation benchmarking purposes. Our use of Longnecker is intended to provide additional assurances that our executive compensation program is reasonable, competitive and consistent with our objectives.

Although management provided information to Longnecker, management did not direct or oversee the retention or activities of Longnecker, and Longnecker reported directly to the Compensation Committee. Other than serving as compensation consultant to the Committee, Longnecker did not provide any other services to the Company. The Compensation Committee assessed the independence of Longnecker pursuant to SEC and NYSE rules and concluded that no conflict of interest existed that would prevent Longnecker from independently advising the Compensation Committee.

The Board of Directors has determined that the members of the Committee are independent under the Company’s Corporate Governance Guidelines, the NYSE listing requirements, the Exchange Act and the rules and regulations of the SEC.  The Committee’s Charter and the Company’s Corporate Governance Guidelines are reviewed at least annually and may be viewed on the Company’s website www.alamo-group.com under the “Our Commitment” tab.

Other Corporate Governance Information

We recognize that strong corporate governance contributes to long-term stockholder value. Accordingly, we are committed to sound governance practices including those described below:

•	All of our directors, except our CEO, are independent

•	All of the Committees of our Board are composed entirely of independent directors

•	Independent directors meet regularly in executive session without management present

•	The Board regularly reviews with management the Company's overall strategic plan and risk assessment

•	The Board and its committees conduct annual performance evaluations

•	All directors are elected annually and by majority vote

•	Directors and officers are subject to stock ownership requirements (as of May 15, 2018)

Stock Ownership Guidelines

Consistent with our objective of aligning management's interests with the interests of our stockholders, the Company adopted formal stock ownership guidelines that will become effective on May 15, 2018, applicable to senior executives and non-employee directors of the Company. The guidelines require that the total value of the executive's or director's holdings of Company stock must equal or exceed the specified target values shown below:

Title	Target Ownership
Chief Executive Officer	5 times annual base salary
Division EVPs & CFO	2.5 times annual base salary
All other Section 16 Officers	2 times annual base salary
Other Key Senior Executives	1 time annual base salary
Outside Directors	5 times annual cash retainer

Each senior executive and director is expected to meet the target ownership requirements within a period of five (5) years from the date of adoption of our guidelines or, for any newly hired/promoted executives or newly appointed directors, within five (5) years from the date of hire, promotion or appointment. Senior executives and directors are required to hold at least 50% of the net shares of Company stock obtained through the Company's equity compensation programs until the applicable ownership targets are achieved.
For purposes of calculating ownership value, we count (i) all vested Company stock owned directly and indirectly (e.g., held by a spouse or trust) including vested restricted stock and restricted stock units, (ii) all shares of time-based unvested restricted stock and restricted stock units, and (iii) the in-the-money value of vested but unexercised stock options. We do not count unvested stock options or unvested performance-based equity awards. Compliance with the stock ownership guidelines will be measured annually and reported to the Compensation Committee. The failure by an executive or director to achieve or to show sustained progress towards achievement of the applicable ownership target within the recommended time period(s) may result in the reduction of future long term incentive grants and/or a requirement that the executive/director retain all Company stock obtained through the vesting or exercise of any equity grants or to take any other action as may be appropriate.
Prohibition on Hedging and Pledging

The Company has adopted a policy, effective on May 15, 2018, prohibiting directors and executives from pledging Company stock as collateral for any outstanding obligation or entering into any transactions intended to hedge or offset any decrease in the market value of Company stock. Such prohibition does not apply to the amount of Company stock held by our NEOs or other senior executives in excess of their applicable stock ownership target, as set forth under our Stock Ownership Guidelines.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee are independent directors, and none are present or past employees or officers of the Company or any of its subsidiaries. None of our executive officers have served on the Compensation Committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company or one of our subsidiaries may occasionally enter into transactions with certain “related persons.”  Our Board has adopted a written Related Person Transactions Policy (the “Policy”) governing the approval or ratification of Related Person Transactions by the Audit Committee or all of the disinterested members of the Board, if necessary.

For purposes of the Policy, a Related Person Transaction generally means any transaction outside the normal course of business and not arms-length involving an amount in excess of $120,000 cumulatively within a twelve month period in which the Company is a participant and in which a Related Person, as defined below, has a direct or indirect material interest. In addition, proposed charitable contributions, or pledges of charitable contributions in excess of $100,000 cumulatively within a twelve month period, by the Company to a charitable or nonprofit organization identified on the roster of Related Persons, are also subject to prior review and approval by the Audit Committee.  A Related Person means (i) an executive officer or director of the Company or a nominee for director of the Company, (ii) a beneficial owner of more than 5% of any class of voting securities of the Company, (iii) an immediate family member of any of the persons identified in clauses (i) or (ii) hereof, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Prior to entering into the Related Person Transaction, (a) the Related Person, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the Related Person, or (c) the relevant business manager responsible for the potential Related Person Transaction shall provide notice to the General Counsel of the facts and circumstances of the proposed Related Person Transaction. The General Counsel shall advise the Chair of the Audit Committee of any Related Person Transaction of which he becomes aware.

 Under the Policy, the Audit Committee shall consider each Related Person Transaction, unless the Audit Committee determines that the approval or ratification of such Related Person Transaction should be considered by all of the disinterested members of the Board of Directors.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of the Board of Directors, as the case may be, shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

-	the size of the transaction and the amount payable to a Related Person;
-	the nature of the interest of the Related Person in the transaction;
-	whether the transaction may involve a conflict of interest; and
-
whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

There were no Related Party Transactions during the fiscal year ending December 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for the Company’s principal executive officer, principal financial officer, and the three most highly compensated executive officers other than the principal executive officer and principal financial officer (“Named Executive Officers” or “NEOs”).  All NEOs are listed in the Summary Compensation Table.  This section also includes information regarding, among other things, the overall objectives of the Company’s compensation program and each element of compensation that we provide.

In 2017, our NEOs were as follows:

NAME	TITLE
Ronald A. Robinson	President & CEO
Geoffrey Davies	EVP & Managing Director, Alamo Group Europe Ltd.
Jeffery A. Leonard	EVP Industrial Division
Richard H. Raborn	EVP Agricultural Division
Dan E. Malone	EVP & CFO, Principal Financial Officer

Objectives of Our Compensation Program

The Compensation Committee of the Board has responsibility for establishing, implementing, monitoring and approving the compensation program for NEOs and other selected key executives and managers of the Company.  The Committee reviews and recommends proposed compensation program changes, salaries, annual cash incentive compensation amounts and equity compensation for the NEOs and key managers to the Board for approval.  The Committee acts pursuant to its charter that has been approved by the Board.  If a compensation consultant is retained by the Committee, it shall have sole authority to retain and terminate the consulting firm, approve the firm's fees and other retention terms.

The compensation program for NEOs is designed to attract, retain and reward talented executives who have the experience and ability to contribute materially to the Company’s long-term success and thereby build value for our stockholders.  The program is intended to provide competitive base salaries as well as short-term and long-term incentives which align management and stockholder objectives and provide the opportunity for NEOs to participate in the success of the Company and its individual business units.  In setting management pay levels, the Committee considers the Company’s historical practices, the past pay levels of the CEO and other NEOs, and Company and individual performance.  The program’s annual cash incentive and its longer term equity incentive compensation provide potential upside for exceeding financial targets with downside risk for missing performance targets.  This balances retention with reward for delivering increased stockholder value and provides closely aligned objectives for Company management and stockholders.  The Company’s success in retaining key employees is evidenced by the fact that the CEO and NEOs of the Company have an average tenure with the Company of more than 10 years.

Independent Compensation Consultant

The Committee approves all compensation for NEOs and other executive officers, including the structure and design of our compensation programs, and is responsible for retaining compensation consultants and for determining the terms and conditions of their engagement, including fees. The Committee also evaluates and recommends compensation for directors. The Committee engaged Longnecker in 2015 and 2016 to provide consulting services that included a review and analysis of the Company's compensation program and the development of an appropriate peer group for the Committee's review and consideration. At the Committee's request, Longnecker also evaluated the current roles and responsibilities of each our NEOs and other senior officers to ensure parity with the expected and customary job description for each executive position. The Committee used Longnecker’s services in making a competitive assessment of the Company’s compensation program for executives and directors, and to evaluate relevant peer company data.

Market Alignment of Executive Compensation

The Committee aims to set NEO compensation at sufficiently competitive levels within the agricultural and industrial equipment manufacturing industry, as well as within a broader group of companies of comparable size and complexity, in order to attract, retain and motivate its executive officers. With assistance from Longnecker in 2016, the Committee developed an appropriate peer group of companies to be used for compensation benchmarking purposes. The peer review analysis undertaken with assistance from Longnecker accounted for our Company's size, industry, growth history, future potential, and operational and financial performance. The following criteria were used in developing an appropriate peer group: (i) industry commonality; (ii) annual revenues in line with our Company's annual revenues; (iii) comparable total assets; (iv) comparable market capitalization; (v) similar enterprise value; and (vi) operational footprint similarities. Following a careful review of the market data in light of the above-stated evaluation criteria, the following 12 companies were selected as comprising our peer group for the purpose of NEO compensation benchmarking. From time to time, the Committee will review and update the Company's peer group. With two exceptions as noted below, in 2017 the Company's peer group was unchanged from its 2016 peer group and consisted of the following companies:

PEER GROUP COMPANIES
EnPro Industries, Inc.	Mueller Water Products, Inc.
Astec Industries, Inc.	Federal Signal Corp.
Altra Industrial Motion Corp.	Tennant Company
Accuride Corp.*	Tecumseh Products Company*
Lindsay Corporation	Columbus McKinnon Corporation
Titan International Inc.	Briggs & Stratton Corporation
* Accuride Corp. and Tecumseh Products Company were acquired/taken private and each company has been removed from our peer group

Role of the CEO and the Compensation Committee in Compensation Decisions

The Compensation Committee reviews and recommends all compensation for the CEO to the Board of Directors for its approval.  The Committee reviews recommendations by the CEO for the compensation of other NEOs as well as other senior managers and designated key employees.  The CEO annually reviews the performance of each NEO (other than the CEO, whose performance is reviewed by the Compensation Committee).  The recommendations based on these reviews, including salary adjustments, annual cash incentive awards and equity awards, are presented to the Compensation Committee.  The Committee reviews these recommendations and can exercise its discretion in modifying and recommending adjustments as deemed appropriate.  The decision is then recommended by the Compensation Committee to the Board for its approval.  Decisions regarding compensation for other key managers participating in the the Company's Executive Incentive Plan (as described below) are made by the CEO and other NEOs of the Company and are reviewed by the Compensation Committee.

In its compensation decision-making process, the Compensation Committee considers whether the Company's executive compensation and benefits program serves the best interests of the Company's stockholders. In that respect, as part of its ongoing review of the Company's executive compensation program, the Compensation Committee considered our last advisory vote on NEO compensation which occurred at our 2017 Annual Meeting pursuant to which our stockholders approved our non-binding "say on pay" resolution by a vote in excess of 95% of the votes cast at the annual meeting, and determined that the Company's executive compensation philosophy, compensation objectives and compensation elements continue to be appropriate and aligned with the interests of our stockholders. Accordingly, the Company did not make any changes to the executive compensation program in response to such stockholder vote.

Components of Executive Compensation

The principal components of the Company's compensation program include:

•	annual base salary;

•	annual cash incentive compensation; and

•	long term equity incentive compensation.

We also provide our executive officers with certain perquisites as well as other benefits, including contributions to the Company's Supplemental Executive Retirement Plan and employee benefits that are generally available to non-executive employees of the Company.

Annual Base Salary

The Company provides NEOs and other key managers with competitive annual base salaries to compensate them appropriately for services rendered during the fiscal year.  The Committee primarily considers the following for each of the NEOs as well as other executive officers and designated key employees:

•	the Company’s and business unit’s performance and individual contributions to that performance;

•	professional experience and experience in the position;

•	market competitiveness;

•	in selected cases, other relevant factors; and

•	recommendations of executive officers for key employees.

The base salary level for Ronald A. Robinson, President and Chief Executive Officer, is normally recommended by the Committee and approved by the Board of Directors in March of each year, with an effective date of May 1. The base salary levels for all of our NEOs, other executive officers and designated key employees are also determined by the Committee based on those factors described in the preceding paragraph and are approved and generally reset on the same dates as for the CEO.

 For 2017, the Committee recommended to the Board for approval and the Board approved an increase in salaries for the CEO and NEOs and designated key employees effective May 1, 2017.  Mr. Robinson’s salary for 2017 increased from $640,500 to $667,400.  The salary increases for the remaining NEOs were as follows: Mr. Davies from GBP 240,000 to GBP 250,000 ($325,000 for December 31, 2016 using the exchange rate of 1.3556 and $320,000 for December 31, 2017 using the exchange rate of 1.2889); Mr. Leonard from $336,000 to $350,000; Mr. Raborn from $305,000 to $318,000; and Mr. Malone from $292,000 to $301,000. Increases in base salaries were subject to criteria such as cost of living increase, performance of the Company, performance of the Division, asset management, cash flow and responsiveness to market conditions, and took into account the peer group analysis and benchmarking review performed with assistance and input from Longnecker.

For 2018, the Committee recommended to the Board for approval and the Board approved an increase in salaries for the CEO and NEOs and designated key employees effective May 1, 2018.  Mr. Robinson’s salary for 2018 was increased from $667,400 to $710,000.  The salary increases for the remaining NEOs were as follows: Mr. Davies from GBP 250,000 to GBP 262,500 ($322,000 for December 31, 2017 using the exchange rate of 1.2889 and $341,000 for December 31, 2018 using the estimated exchange rate of 1.3000); Mr. Leonard from $350,000 to $368,000; Mr. Raborn from $318,000 to $335,000; and Mr. Malone from $301,000 to $321,000. Increases in base salaries were subject to criteria such as cost of living increase, performance of the Company, performance of the Division, asset management, cash flow and responsiveness to the overall labor market and general market conditions.

Annual Cash Incentive Compensation

The Board of Directors has adopted the Company's Executive Incentive Plan (the “EIP”), which is a cash incentive plan that allows the Company to reward its NEOs and key managers based upon three factors:

•	the overall performance of the Company;

•	the performance of the segment of the Company or Division and/or business unit in which the employee is expected to contribute; and

•	the individual performance of the employee.

In March of each year, the Compensation Committee reviews proposed changes, if any, to the EIP, and then adopts incentive targets for the current year.  The Compensation Committee, in its sole discretion, is entitled to interpret the EIP.  Amounts under the EIP program are not deemed fully earned until paid.

EIP incentives for our CEO and other NEOs include a 75% objective component and 25% subjective component. All estimated incentives under the EIP are accrued and expensed monthly during each fiscal year and paid within 75 days after the end of the fiscal year.

For 2017, the primary objective component of the EIP was based on the relationship between Actual Earnings and Target Earnings, each as described below, for the Company or each relevant Division, subsidiary or business unit.  Target Earnings for the Company and its Divisions, subsidiaries and units are approved at the beginning of each Plan Year by the Board of Directors based on management’s proposed financial plan for the year considering previous earning trends, anticipated market conditions and appropriate goals for earnings growth.

Generally, the primary objective incentive criteria are either the projected diluted earnings per share (EPS), return on assets (ROA) or the projected earnings before interest and taxes (EBIT) for the Company as a whole or the relevant Divisions, subsidiaries or units, which include an appropriate accrual for the estimated payments under the EIP.  Actual Earnings are actual EBIT calculated in a manner consistent with the Target Earnings and include adequate accruals to cover all estimated payments under the EIP.  EPS, ROA and EBIT for any given year are subject to possible revisions by the Committee if the Committee deems it appropriate to adjust for the effects of items such as extraordinary additions to or reversals of reserves, gains on bargain purchase, goodwill impairment, acquisitions and divestitures, restructuring costs, gains or losses from the sale of assets, and operating income and expenses of discontinued operations.  Some EIP participants may have additional objective criteria other than just EPS, ROA or EBIT.  For example, some may have specific targets on inventory control, asset management, return on investment, or other criteria specific to that individual participant's area of responsibility.  In these cases, the objective targets are 75% of the total incentive target with a 25% subjective component.

Actual payments under the objective components of the 2017 EIP could range from 0% to 200% of established target payments on the basis of performance. In 2017 and 2015, all NEOs received a percentage of compensation for their objective component.  In 2016, only Mr. Davies, Mr. Raborn and Mr. Leonard received a percentage of compensation for their objective components.

 Actual payments under the subjective components of the 2017 EIP could range from 0% to 150% of established target payments on the basis of performance goals. In 2017, 2016 and 2015, all NEOs received a percentage of compensation for their subjective components.

Based on the actual performance level as a percentage of Target Earnings, the EIP incentive payout is graduated by the incremental performance change beginning at the starting EIP payment threshold of Actual Earnings to determine the incentive earned.

For 2017, the Committee recommended, and the Board of Directors approved, the weighting and criteria for the objective and subjective components of the plan relating to Mr. Robinson. The objective component for Mr. Robinson was diluted EPS subject to adjustments for any extraordinary items (such as, in the case of EPS, goodwill impairment, acquisitions, certain one-time operating expenses) as determined by the Committee. This metric helped align management with the interest of our stockholders. The Committee set the EIP Target EPS at $3.96 for Mr. Robinson.  For 2017, payouts under the EIP for Mr. Robinson were based on the following:

Objective Component	Criteria

75%
0% of Target payment if less than Target EPS ($3.24) is met; 50% of Target payment if identified Target EPS ($3.24) is met; 75% of Target payment if identified Target EPS ($3.60) is met; 100% of Target payment if identified Target EPS ($3.96) is met; and 200% of Target payment if identified maximum Target EPS ($4.15) is met or exceeded, in each case with incremental increases to determine the incentive earned

Subjective Component	Criteria

10%	Development of a succession planning program for potential internal candidates, to include a peer and subordinate 360 review
5%	Achievement of significant improvement in the Company's operating cash flow
5%	Significant improvement in the Company's operating profit as a percentage of sales
5%	Continuous improvement in the Company's French operations

For 2017, the Committee also recommended and the Board of Directors approved the weighting and criteria for the objective and subjective components for corporate participants (the Company's executive officers and most key managers - with the exception of our CEO, who is discussed above, and Mr. Davies, Mr. Leonard, Mr. Raborn and operations managers, each of whom has different weightings and criteria based on the respective business unit). The objective component for corporate participants was EPS.  For 2017, EPS measured consolidated net income from continuing operations excluding for these managers (including Mr. Malone), adjustments for any extraordinary items such as goodwill impairment, acquisitions, certain one-time operating expenses as determined by the Committee, divided by the weighted average number of fully diluted Company shares outstanding.  This metric helped align management with the interest of our stockholders.  For 2017, payouts under the EIP for corporate participants (including Mr. Malone) were based on the following:

Objective Component	Criteria

75%
0% of Target payment if less than Target EPS ($3.24) is met; 50% of Target payment if identified Target EPS ($3.24) is met; 75% of Target payment if identified Target EPS ($3.60) is met; 100% of Target payment if identified Target EPS ($3.96) is met; and 200% of Target payment if identified maximum Target EPS ($4.15) is met or exceeded, in each case with incremental increases to determine the incentive earned

Subjective Component	Criteria

25%	Based on individual subjective criteria

In the case of Mr. Davies, Mr. Raborn, Mr. Leonard and other key operations managers, the criteria and weighting for the objective and subjective components of the plan are as follows:

Objective Component	Criteria

50%	Actual EBIT for the relevant business unit vs. Target EBIT for the relevant business unit

25%	Actual ROA for the relevant business unit vs. Target ROA or Actual inventory turns for the relevant business unit vs. Target inventory turns

Subjective Component	Criteria

25%	Based on individual subjective criteria

Since the specific quantitative targets for the business units are confidential, we do not publicly disclose these targets for several reasons, including our belief that disclosure would cause us competitive harm.  We believe disclosing the quantitative targets would provide competitors and other third parties with insights into the Company’s internal confidential strategic and planning processes and other confidential matters, which might allow our competitors to predict certain business strategies. The intent is to set the targets at challenging but achievable levels, which normally require performance improvements year over year.

The chart below reflects each NEO’s Target incentive as a percentage of base salary at 100% of Target performance.

NEO	% of Base Salary Incentive at Target Performance
Ronald A. Robinson	100%
Geoffrey Davies	40%
Richard H. Raborn	40%
Jeffery A. Leonard	40%
Dan E. Malone	35%

In 2017 on a consolidated level, the Company achieved in excess of the maximum Target EPS ($4.15).  This resulted in an objective incentive payout of 200% of the Target.  Mr. Davies achieved 109% of the Target EBIT criteria, for a 160% Target payout. He received a 112% payout for return on assets. Mr. Raborn achieved 110% of Target EBIT criteria, for a 200% Target payout and a 180% payout for return on assets. Mr. Leonard achieved 118% of Target EBIT criteria, for a 200% Target payout and a 200% payout for return on assets.

In March 2018, the Committee approved total non-equity incentive and special performance bonus payments of $7,069,272 for the 2017 performances to participating employees.  Total incentive payments for all EIP participants expensed in 2016 and paid in March 2017 were $3,601,013.

Included in these totals were payments to Ronald A. Robinson, President and Chief Executive Officer, of $1,333,022 ($1,001,100 related to the objective component of the EIP, $231,922 related to the individual subjective component of the EIP, and $100,000 as an extra performance bonus for Mr. Robinson's efforts related to the completion of the Santa Izabel and RPM acquisitions) and $340,188 ($0 related to the objective component of the EIP, $240,188 related to the individual subjective component of the EIP, and $100,000 as an extra performance bonus for Mr. Robinson's effort related to the Company's improved operating margins and for the Old Dominion acquisition) applicable to 2017 and 2016, respectively.  The primary factors affecting Mr. Robinson’s compensation include, among other things, his overall leadership of the Company, the growth of the Company, the management of the Company, succession planning, risk assessment, corporate strategy, return on assets, and his efforts contributing to the continued long-term success of the Company.

Mr. Davies’ non-equity incentive compensation was $189,150 ($140,400 related to the objective component of the EIP and $48,750 related to the individual subjective component of the EIP) and $122,976 ($79,776 related to the objective component of the EIP and $43,200 related to the individual subjective component of the EIP) for 2017 and 2016, respectively.  The primary factors affecting Mr. Davies’ compensation include, among other things, leadership of the European Division , productivity, efficiency, increased market coverage throughout Europe, consistent profitability in all European operations, succession planning, and his efforts contributing to the continued long-term success of the Company.

 Mr. Raborn’s non-equity incentive compensation was $257,140 ($184,440 related to the objective component of the EIP, $47,700 related to the individual subjective component of the EIP, and $25,000 as an extra performance bonus for Mr. Raborn's efforts related to the Santa Izabel acquisition) and $218,380 ($172,630 related to the objective component of the EIP and $45,750 related to the individual subjective component of the EIP) for 2017 and 2016, respectively.  The primary factors affecting Mr. Raborn’s compensation include, among other things, leadership of the Agricultural Division, productivity, efficiency, consistent profitability in all agricultural units, adherence to annual budgets, succession planning, development of new international markets, and his efforts contributing to the continued long-term success of the Company.

Mr. Leonard’s non-equity incentive compensation was $282,500 ($210,000 related to the objective component of the EIP, $52,500 related to the individual subjective component of the EIP, and $20,000 as an extra performance bonus for Mr. Leonard's efforts related to the RPM acquisition) and $105,640 ($30,240 related to the objective component of the EIP, $50,400 related to the individual subjective component of the EIP, and $25,000 as an extra performance bonus for Mr. Leonard's efforts related to the Old Dominion acquisition) for 2017 and 2016, respectively.  The primary factors affecting Mr. Leonard’s compensation include, among other things, leadership of the Industrial Division, productivity, efficiency, consistent profitability in all industrial units, adherence to annual budgets, and his efforts contributing to the continued long-term success of the Company.

 Mr. Malone’s non-equity incentive compensation was $197,531 ($158,025 related to the objective component of the EIP and $39,506 related to the individual subjective component of the EIP) and $53,325 ($0 related to the objective component of the EIP, $38,325 related to the individual subjective component of the EIP, and $15,000 as an extra performance bonus for Mr. Malone's effort related to the Company's improved operating margins and for the Old Dominion acquisition) for 2017 and 2016, respectively.  The primary factors affecting Mr. Malone’s compensation include, among other things, his involvement in cost control initiatives, developing corporate benchmarking standards, expanding international procurement capabilities, expense management, his contribution to the Company’s achievement of its objective goals and to the enhancement of stockholder return, and his efforts contributing to the continued long-term success of the Company.

Awards made to the NEOs under the EIP for performance in 2017 are reflected in the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table on page 23.

Long-Term Equity Incentive Compensation

The Company’s equity award programs align stockholder value and long-term compensation.  These programs provide an opportunity for increased equity ownership by our executives while maintaining competitive levels of total compensation.

From time to time the Committee has recommended, and the Board of Directors has granted, equity awards which have consisted of qualified and non-qualified stock options and restricted stock awards to NEOs, key employees and directors.  Equity award levels vary among participants based on their performance, responsibilities and positions within the Company.

Equity awards are granted to a limited number of key employees who the Committee believes have a level of responsibility that can impact the overall performance of the Company or a major segment thereof.  They may also be issued to non-employees who are members of the Board of Directors.  The amount of the grants and frequency are at the complete discretion of the Board of Directors, based on recommendations from the Compensation Committee.  These awards are used to provide a longer-term incentive than annual cash bonuses and are viewed as encouraging key employee retention.  Since the ultimate value of the award is tied to the Company’s stock price, it further aligns the individual’s performance with the interests of our stockholders.

Stock options are granted at the NYSE’s closing price of the Company’s Common Stock on the effective date of grant and thus will have no ultimate value unless the value of the Company’s Common Stock appreciates.  The Company has never granted options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor has it granted options which are priced on a date other than the effective date of the grant. We do not grant options during blackout periods when insider transactions are prohibited.  The Committee believes these options provide a significant incentive for the option holders to enhance the value of the Company’s Common Stock by continually improving the Company’s performance.

All qualified and non-qualified options granted by the Committee become vested and exercisable for 20% of the total optioned shares after one year following the grant and for an additional 20% of the total optioned shares after each succeeding year until the option is fully exercisable.  The options have a term of 10 years.  Other than as provided in the following sentence, an employee or Director option holder may exercise only vested options within 30 days of termination of employment (not for cause), 30 days of retirement, or 1 year of death. If the option holder is at least 62 years of age and has at least 5 years of service with the Company, then all outstanding options become fully vested upon termination of employment (not for cause), retirement or death.

In 2009, our stockholders approved the 2009 Equity Incentive Plan that allows for the issuance of non-qualified stock options, restricted stock or restricted stock units or any combination thereof.  Non-qualified stock options issued under the Plan become vested and exercisable for 20% of the total optioned shares after one year following the date of grant and for an additional 20% of the total optioned shares after each succeeding year until the option is fully exercisable.  Restricted stock and restricted stock units generally vest over four years at 25% per year.  The awards are valued at the closing price of the Company’s common stock on the NYSE on the date of the grant.

In 2015, our stockholders approved the 2015 Incentive Stock Option Plan that allows for the issuance of incentive stock options.

In 2017, the Company awarded Mr. Robinson a restricted stock award of 10,000 shares because of his individual performance and leadership. The award (a) will vest in equal annual installments over the four-year period commencing on the first anniversary of the date of the award (which was May 9, 2017) provided that he is employed by the Company on each such date (subject to certain exceptions), and (b) has a value price equal to the closing price of the Company’s common stock on the New York Stock Exchange on each vesting date.  The award is subject to vesting upon a Change in Control, as defined in the relevant plan under which it was issued. The restricted stock awards were issued under the Company’s 2009 Equity Incentive Plan.
In 2017, the Company awarded Mr. Davies a restricted stock award of 1,500 shares because of his individual performance and leadership. The award (a) will vest in equal annual installments over the four-year period commencing on the first anniversary of the date of the award (which was May 9, 2017) provided that he is employed by the Company on each such date (subject to certain exceptions), and (b) has a value price equal to the closing price of the Company’s common stock on the New York Stock Exchange on each vesting date.  The award is subject to vesting upon a Change in Control, as defined in the relevant plan under which it was issued. The restricted stock awards were issued under the Company’s 2009 Equity Incentive Plan.
In 2017, the Company awarded Mr. Raborn a restricted stock award of 2,000 shares because of his individual performance and leadership. The award (a) will vest in equal annual installments over the four-year period commencing on the first anniversary of the date of the award (which was May 9, 2017) provided that he is employed by the Company on each such date (subject to certain exceptions), and (b) has a value price equal to the closing price of the Company’s common stock on the New York Stock Exchange on each vesting date.  The award is subject to vesting upon a Change in Control, as defined in the relevant plan under which it was issued. The restricted stock awards were issued under the Company’s 2009 Equity Incentive Plan.
In 2017, the Company awarded Mr. Leonard a restricted stock award of 2,000 shares because of his individual performance and leadership. The award (a) will vest in equal annual installments over the four-year period commencing on the first anniversary of the date of the award (which was May 9, 2017) provided that he is employed by the Company on each such date (subject to certain exceptions), and (b) has a value price equal to the closing price of the Company’s common stock on the New York Stock Exchange on each vesting date.  The award is subject to vesting upon a Change in Control, as defined in the relevant plan under which it was issued. The restricted stock awards were issued under the Company’s 2009 Equity Incentive Plan.
In 2017, the Company awarded Mr. Malone a restricted stock award of 1,500 shares because of his individual performance and leadership. The award (a) will vest in equal annual installments over the four-year period commencing on the first anniversary of the date of the award (which was May 9, 2017) provided that he is employed by the Company on each such date (subject to certain exceptions), and (b) has a value price equal to the closing price of the Company’s common stock on the New York Stock Exchange on each vesting date.  The award is subject to vesting upon a Change in Control, as defined in the relevant plan under which it was issued. The restricted stock awards were issued under the Company’s 2009 Equity Incentive Plan.

Supplemental Retirement Plan

The Board of Directors of the Company adopted the Alamo Group Inc. Supplemental Executive Retirement Plan (the “SERP”), effective as of January 3, 2011.  The SERP benefits certain key management or other highly compensated employees of the Company and/or certain subsidiaries who are selected by the Compensation Committee and approved by the Board to participate (which participants include Mr. Robinson, Mr. Malone, Mr. Leonard and Mr. Raborn). Mr. Davies became a participant of the SERP on January 1, 2018.

The SERP is intended to provide a benefit from the Company upon retirement, death or disability, or a change in control of the Company.  Accordingly, the SERP obligates the Company to pay to a participant a Retirement Benefit (as defined in the SERP) upon the occurrence of certain payment events to the extent a participant has a vested right thereto.  A participant’s right to his Retirement Benefit becomes vested in the Company’s contributions upon 10 years of Credited Service (as defined in the SERP) or a change in control of the Company.  With the exception of Mr. Davies, the Retirement Benefit is based on 20% of the final three year average salary of each participant on or after his or her Normal Retirement Age (65 years of age). In the case of Mr. Davies, who became a participant of the SERP on January 1, 2018, the Retirement Benefit is based on 17% of the final three year average salary for Mr. Davies on or after his Normal Retirement Age (65 years of age).   In the event of the participant’s death or a change in control, the participant’s vested Retirement Benefit will be paid in a lump sum to the participant or his or her estate, as applicable, within 90 days after the participant’s death or a change in control, as applicable.  In the event the participant is entitled to a benefit from the SERP due to disability, retirement or other termination of employment, the benefit will be paid in monthly installments over a period of fifteen years.

Perquisites

The Company’s NEOs and key managers receive various perquisites provided by or paid for by the Company.  These perquisites can include memberships in social and professional clubs, car allowances, a 401(k) restoration plan, and gross-up payments equal to the taxes payable on certain perquisites:

-	Club memberships - reimbursement for dues and business expenses, usually negotiated at start of employment;
-	Car allowances/company vehicles - an allowance is paid monthly for usage of a personal vehicle or a company vehicle is provided where required, also usually negotiated at start of employment;
-
401(k) restoration plan - provides a supplemental compensation benefit to a select group of executive officers and highly compensated employees who cannot participate at the same level as other employees of the Company;

-	Gross-up payments - provided in certain limited situations, such as commuting and relocation expenses, that are taxable events;
-	Retirement Plans in other countries; and
-	Reimbursement of certain commercial airfare, hotel and vehicle expenses in connection with Mr. Robinson’s commuting that was approved by the Committee.

We provide these perquisites because, in many cases, such as membership in social and professional clubs, the perquisites are often used by the executives for business-related activities and entertainment, and these perquisites are provided by many companies to their NEOs and are therefore necessary to enable the Company to retain and recruit capable managers.  With respect to the last item listed above, the Board agreed to reimburse certain expenses in connection with Mr. Robinson’s commuting from his home in Colorado Springs, Colorado, to the Company’s corporate office in Seguin, Texas, including commercial airfare, hotel and car rental.

The Committee reviews the perquisites provided to the NEOs on an annual basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing an appropriate compensation program for NEOs.

Other Benefits

NEOs and other key executives participate in all other employee benefits generally offered to Company employees.

Tax Implications

Section 162(m) of the Internal Revenue Code (the “Code”) limits the amount of compensation paid to our CEO and other NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1,000,000. With respect to the 2017 taxable year and prior years, “performance-based” compensation that has been approved by our stockholders and otherwise has satisfied the performance-based requirements under Section 162(m) of the Code is not subject to the Code’s $1,000,000 deduction limit. While the Committee believes that it is beneficial for compensation paid to our NEOs to be tax deductible under the Code, the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary or appropriate (as determined by the Committee in its sole discretion) to enable the Company to continue to attract, retain, reward and motivate its highly-qualified executives. As a result of the Tax Cuts and Jobs Act of 2017 (the "TCJA"), the exception under Section 162(m) of the Code for qualified performance-based compensation has been eliminated, so that all compensation paid to our CEO and other NEOs in excess of $1 million will be nondeductible in future years beginning with 2018. At this time, we do not anticipate that the recent changes in tax law as a result of the TCJA will result in any material changes to our compensation program.

Compensation Committee Report

The Compensation Committee of the Board of Directors oversees the Company’s compensation program on behalf of the Board.  In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement to be filed with the SEC.

COMPENSATION COMMITTEE

David W. Grzelak, Chair
Robert P. Bauer, Member
Eric P. Etchart, Member
Tracy C. Jokinen, Member

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE

The following table describes the annual compensation for our NEOs for the fiscal years 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)(1)	Bonus Payments ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change of Pension Value ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Ronald A. Robinson President & CEO	2017	658,088	100,000	839,900	—	1,233,022	171,933	133,354	3,136,297
	2016	629,942	100,000	548,700	—	240,188	158,227	148,560	1,825,617
	2015	592,149	—	542,400	—	654,225	88,837	117,173	1,994,784

Geoffrey Davies EVP & Managing Director, Alamo Group Europe Ltd. (7)	2017	317,929	—	125,985	—	189,150	—	57,957	691,021
	2016	320,284	—	82,305	—	122,976	—	59,255	584,820
	2015	345,512	30,000	54,240	—	102,960	—	49,606	582,318

Jeffery A. Leonard EVP Industrial Division	2017	345,154	20,000	167,980	—	262,500	102,427	23,125	921,186
	2016	334,339	25,000	109,740	—	80,640	78,176	27,680	655,575
	2015	313,851	—	108,480	—	96,960	50,123	24,272	593,686

Richard H. Raborn EVP Agricultural Division	2017	313,500	25,000	167,980	—	232,140	53,428	22,265	814,313
	2016	299,808	—	109,740	—	218,380	65,491	16,830	710,249
	2015	206,502	—	108,480	138,900	116,485	—	41,355	611,722

Dan E. Malone EVP & CFO, Principal Financial Officer	2017	297,885	—	125,985	—	197,531	65,556	17,028	703,985
	2016	287,846	15,000	54,870	—	38,325	95,488	19,386	510,915
	2015	276,274	—	54,240	—	100,205	52,488	13,836	497,043

(1)	With the exception of Mr. Davies, the Company pays NEOs on a bi-weekly basis. In 2015, 2016 and 2017, the salaries represent 26 normal pay periods. Mr. Davies is paid on a monthly basis.

(2)
The amounts shown in these columns constitute restricted stock awards and options, as applicable, granted under the Company’s equity incentive programs.  The amounts are valued based on the aggregate grant date fair value of the award in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718.  See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718. The grant date fair value for the restricted stock awards was determined in accordance with FASB ASC 718 to be $83.99 (which was the market price on the day of grant, May 9, 2017).

(3)	EIP incentives approved and paid in 2016, 2017 and 2018.

(4)	The amount reflects the increase in present value of accumulated benefits under the Supplemental Executive Retirement Plan (SERP).

(5)
With the exception of Mr. Davies (who is discussed in note 6) and Mr. Robinson (who is discussed below), amounts represent the Company's contribution under the Alamo Group (USA) Inc. tax-qualified 401(k) plan (the “401(k) Plan”). In the case of Mr. Robinson, each year the amounts include perquisites in excess of $10,000 which include reimbursement of commuting expenses ($75,005 in 2017, $87,382 in 2016, and $63,763 in 2015), a car allowance, club dues, relocation expense and restoration payments pursuant to the Alamo Group Inc. 401(k) Restoration Plan.  Such restoration payments are equivalent to matching contributions that would have been or would be made under the Company's 401(k) plan but were forgone due to certain limitations on contributions to 401(k) plans in the Internal Revenue Code of 1986.

(6)	Mr. Davies’ amount reflects Alamo Group Europe Ltd.’s contribution to Mr. Davies’ retirement plan in the United Kingdom.

(7)
Mr. Davies’ compensation was paid in British pounds and is reflected in U.S. dollars based on the average daily exchange rate of British pounds to U.S. dollars for the year, which was 1.2889 in 2017, 1.3556 in 2016, and 1.5287 in 2015.

Employment Agreements

All NEOs of the Company serve at the discretion of the Board of Directors.  The NEOs are appointed to their positions by the Board until the next annual meeting of directors or until their successors have been duly qualified and appointed.  There are currently no employment agreements with any NEOs of the Company.

2017 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ronald A. Robinson	—	—	667,400	1,251,375	—	—	—	—	—	—	—
	5/9/2017	—	—	—	—	—	—	10,000	—	—	839,900
Geoffrey Davies	—	—	130,000	243,750	—	—	—	—	—	—	—
	5/9/2017	—	—	—	—	—	—	1,500	—	—	125,985
Jeffery A. Leonard	—	—	140,000	262,500	—	—	—	—	—	—	—
	5/9/2017	—	—	—	—	—	—	2,000	—	—	167,980
Richard H. Raborn	—	—	127,200	238,500	—	—	—	—	—	—	—
	5/9/2017	—	—	—	—	—	—	2,000	—	—	167,980
Dan E. Malone	—	—	105,350	197,531	—	—	—	—	—	—	—
	5/9/2017	—	—	—	—	—	—	1,500	—	—	125,985

(1)
Amounts shown are estimated possible payouts for fiscal 2017 under the Company’s Executive Incentive Plan.  These amounts are based on the individual’s fiscal 2017 base salary and position.  The maximum amounts shown are 200% of the objective target and 150% of the subjective target.  Actual incentives received by the NEOs for fiscal 2017 are reported in the summary compensation table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Represents the number of shares of restricted stock awarded to the named executive officers under the 2009 Equity Incentive Plan.

(3)
The amounts awarded to the named executive officers represent the value of the restricted stock based on the aggregate grant date fair values of the awards determined pursuant to FASB ASC 718.  See Note 1 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718.  The grant date fair value for the restricted stock awards was determined to be $83.99 (which was the market price on the day of grant, May 9, 2017).

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2017:

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Shares, Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units, or other Rights that have Not Vested ($)

	Exercisable (#)	Unexercisable (#)

Ronald A. Robinson	—	—	—	—	—	5,000(4)	564,350	—	—
	—	—	—	—	—	7,500(5)	846,525	—	—
	—	—	—	—	—	10,000(6)	1,128,700	—	—
	20,000(1)	5,000(1)	—	42.70	05/06/2023	—	—	—	—
	15,000(2)	10,000(2)	—	53.51	05/12/2024	—	—	—	—
Geoffrey Davies	—	—	—	—	—	500(4)	56,435	—	—
	—	—	—	—	—	1,125(5)	126,979	—	—
	—	—	—	—	—	1,500(6)	169,305	—	—
	—	1,200(2)	—	53.51	05/12/2024	—	—	—	—
Jeffery A. Leonard	—	—	—	—	—	1,000(4)	112,870	—	—
	—	—	—	—	—	1,500(5)	169,305	—	—
	—	—	—	—	—	2,000(6)	225,740	—	—
	4,000(1)	—	—	32.76	05/08/2022	—	—	—	—
	2,400(2)	1,600(2)	—	53.51	05/12/2024	—	—	—	—
Richard H. Raborn	—	—	—	—	—	1,000(4)	112,870	—	—
	—	—	—	—	—	1,500(5)	169,305	—	—
	—	—	—	—	—	2,000(6)	225,740	—	—
	—	3,000(3)	—	54.24	05/11/2025	—	—	—	—
Dan E. Malone	—	—	—	—	—	500(4)	56,435	—	—
	—	—	—	—	—	750(5)	84,653	—	—
	—	—	—	—	—	1,500(6)	169,305	—	—
	5,000 **	—	—	26.45	05/09/2021	—	—	—	—
	3,350(1)	1,000(1)	—	42.70	05/06/2023	—	—	—	—
	1,500(2)	1,000(2)	—	53.51	05/12/2024	—	—	—	—
(1) Options were awarded in 2013 then vest annually in five equal installments.
(2) Options were awarded in 2014 then vest annually in five equal installments.
(3) Options were awarded in 2015 then vest annually in five equal installments.
(4) Restricted stock awarded in May 2015 and vests annually in four equal installments.
(5) Restricted stock awarded in May 2016 and vests annually in four equal installments.
(6) Restricted stock awarded in May 2017 and vests annually in four equal installments.

OPTION EXERCISES AND STOCK VESTED IN 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald A. Robinson	25,000	1,394,750	5,000	418,400
Geoffrey Davies	3,800	150,674	625	52,339
Jeffery A. Leonard	4,000	248,400	1,000	83,680
Richard H. Raborn	2,000	109,400	1,000	83,680
Dan E. Malone	3,050	215,516	500	41,840

PENSION BENEFITS

The following table quantifies the "deferred benefit" pension benefits expected to be paid from the SERP and the U.K. Plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Ronald A. Robinson	SERP	19	1,505,341	—
Geoffrey Davies(2)	—	—	—	—
Jeffery A. Leonard(3)	SERP	6	368,112	—
Richard H. Raborn(3)(4)	SERP	3	118,919	—
Dan E. Malone	SERP	11	536,314	—

(1)
The estimated present value of accumulated benefits under the SERP is based on a discount rate of 3.45% as of December 31, 2017. The RP-2014 Mortality Table is used for the SERP calculation projected to 2017 for the participants. Participants are assumed to retire at the latest of current age and the plan’s earliest retirement date (age 65) with unreduced benefits. No pre-retirement mortality, retirement, or terminating has been assumed for the present value factors.

(2)	Mr. Davies was added as a participant of the SERP effective on of January 1, 2018. He also receives contributions from Alamo Group Europe Ltd. to his retirement plan in the United Kingdom.

(3)	As of the end of the measurement period (December 31, 2017), Mr. Leonard and Mr. Raborn are not yet vested in the SERP, and have no benefit payable under the SERP.

(4)	Mr. Raborn's participation in the SERP was approved by the Board of Directors to become effective on May 5, 2016.

U.K. Retirement Plan
In addition to the SERP, the Company operates a Group Stakeholder Pension Arrangement in the U.K. (the “U.K. Plan”) in which Mr. Davies participates. Pursuant to the U.K. Plan, contributions are made by both the Company and the employee to a nominated third party private pension company. Contributions are accumulated and are invested by Mr. Davies as he chooses with the third party pension company. From a U.K. government approved draw-down date, the fund may be converted by the employee into a mixture of tax-free lump sum and taxable regular annuity income.
Potential Payments Upon Termination or Change in Control

This section describes the benefits and payments to which each NEO would have been entitled under the Company’s existing plans and arrangements if his employment had terminated or if the Company had undergone a Change in Control, in each case, on December 31, 2017.  For purposes of valuing any outstanding equity awards, we have assumed a per share value of $112.87, the closing market price of the Company’s common stock on December 29, 2017.

General Policies

Prior to the effective date of the SERP on January 3, 2011, the applicable NEOs were not entitled to cash severance payments upon any termination of employment or upon a Change in Control of the Company.  Upon termination, the NEOs receive health and welfare benefits under COBRA that are generally available to all U.S.-based employees who participate in our health benefit plans and accrued vacation pay.  There are no special or enhanced termination benefits under the Company’s stock option plans for the NEOs as compared to non-named executive officer participants. For information with respect to potential payments under the SERP, see "SERP" below.

Termination of Employment / Changes in Control - Equity
A detailed list of the equity awards held by each NEO as of December 31, 2017 is set forth in the “Outstanding Equity Awards at 2017 Fiscal Year-End” table above. The NEOs do not hold any equity awards other than the stock options and the restricted stock awards listed in the table. Other than as provided in the following sentence, each NEO may exercise only vested options within 30 days of termination of employment (not for cause), 30 days of retirement, or 1 year of death. If the NEO is at least 62 years of age and has at least 5 years of service with the Company, the options become fully vested and may be exercised upon termination of the NEO’s employment (not for cause), retirement or death in accordance with their terms.

Stock options granted by the Company include provisions applicable upon a Change in Control, as defined in the applicable equity incentive plan and/or the applicable option agreement. Upon a Change of Control, all incentive stock options issued under our 2015 Incentive Stock Option Plan immediately vest while all non-qualified options issued under our 2009 Equity Incentive Plan immediately vest unless the award is assumed or an equitable substitution is made therefor.

The Company's outstanding restricted stock awards provide that if a NEO ceases to be a service provider for any reason before the restricted stock awards have vested, the NEO's right to the shares of restricted stock will be cancelled. In the event of a Change in Control, as defined in the Company's 2009 Equity Incentive Plan, all restricted stock awards immediately vest, unless the award is assumed or an equitable substitution is made therefor.

The following chart shows the value of restricted stock awards and stock option awards that would have become vested or forfeited for a termination of employment as of December 31, 2017.  For this purpose, restricted stock awards were valued at our closing price as of December 31, 2017 and stock options were valued as the difference between our closing price as of that date and the applicable exercise price of the stock options.

Name	Termination For Cause	Death or Disability		Change in Control	Any Other Involuntary/Voluntary Termination Without Cause
	Forfeit($)	Vesting($)	Forfeit($)	Immediate Vesting($)	Vesting($)	Forfeit($)
Ronald A. Robinson	5,777,825	2,293,800	3,484,025	5,777,825	2,293,800	3,484,025
Geoffrey Davies	423,951	—	423,951	423,951	—	423,951
Jeffery A. Leonard	1,065,795	462,904	602,891	1,065,795	462,904	602,891
Richard H. Raborn	683,805	—	683,805	683,805	—	683,805
Dan E. Malone	1,196,133	756,210	439,923	1,196,133	756,210	439,923

SERP

The SERP is intended to provide a benefit from the Company upon retirement, death or disability, or a change in control of the Company.  Accordingly, the SERP obligates the Company to pay to a participant a Retirement Benefit (as defined in the SERP) upon the occurrence of certain payment events to the extent a participant has a vested right thereto.  With the exception of Mr. Davies, the Retirement Benefit is based on 20% of the final three year average salary of each participant on or after his or her Normal Retirement Age (65 years of age). In the case of Mr. Davies, who became a participant of the SERP on January 1, 2018, the Retirement Benefit is based on 17% of the final three year average salary for Mr. Davies on or after his Normal Retirement Age (65 years of age). A participant’s right to their Retirement Benefit becomes vested in the Company’s contributions upon 10 years of Credited Service (as defined in the SERP) or a Change in Control of the Company.  In the event of the participant’s death or a Change in Control, the participant’s vested Retirement Benefit will be paid in a lump sum to the participant or his estate, as applicable, within 90 days after the participant’s death or a Change in Control, as applicable.  In the event the participant is entitled to a benefit from the SERP due to disability, retirement or other termination of employment, the benefit will be paid in monthly installments over a period of fifteen years.

The following chart shows the potential payouts under the SERP as of December 31, 2017. Mr. Davies was not a participant of the SERP in 2017. He receives contributions from Alamo Group Europe Ltd. to his retirement plan in the United Kingdom.

Name	Termination For Cause	Death or Disability (1)		Change in Control	Any Other Involuntary/Voluntary Termination Without Cause (1)
	Forfeit($)	Vesting($)	Forfeit($)	Immediate Vesting($)	Vesting($)	Forfeit($)
Ronald A. Robinson	1,505,341	1,505,341	—	1,917,900	1,505,341	—
Jeffery A. Leonard	368,112	—	368,112	630,761	—	368,112
Richard H. Raborn	118,919	—	118,919	250,162	—	118,919
Dan E. Malone	536,314	536,314	—	873,000	536,314	—

(1)	Death or disability and any other voluntary or involuntary termination values include the present value of accumulated benefits to be paid out in monthly installments over a period of 15 years.

CEO Pay Ratio Disclosure

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”), the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the annual total compensation of the Company’s median employee to the total annual compensation of the Company’s principal executive officer ("CEO"), Mr. Robinson.
In performing the pay ratio analysis, our date of determination was December 31, 2017 and we used total annual cash compensation for 2017 as the basis for identifying our median employee. In determining the median number, we collected compensation information concerning all of our approximately 3,000 employees as of December 31, 2017 (not including approximately 260 employees who are the employees of the 3 companies we acquired in 2017).

Our compensation review process yielded the following results:

•Median Employee total annual cash compensation     $ 44,747
•Mr. Robinson (CEO) total annual compensation     $ 3,136,297
•Ratio of CEO to Median Employee Compensation     70:1

To develop our list of Company employees and corresponding annual cash compensation amounts, we (i) included our entire worldwide employee base, not including employees of the companies we acquired in 2017 and (ii) annualized the cash compensation values of all full-time and part-time employees who were only employed for a portion of the year (but did not adjust any part-time or seasonal employees to a full-time equivalent). While no cost of living adjustments were used to adjust compensation figures, we were required to translate currencies as of the relevant date of determination for those employees who are employed with our subsidiary companies located outside the United States.

We believe the above results are indicative of the equitable and competitive compensation practices that we have implemented across our organization. As previously discussed, our executive compensation program is designed to retain and motivate talented and experienced executives who can materially improve the Company’s long-term value. However, we recognize that our continued success is also highly dependent upon the retention of experienced, motivated and loyal employees at all levels of our organization, and we continually review our compensation practices to ensure that we remain competitive in the employment markets where we operate while maintaining an appropriate balance between executive compensation and our overall compensation levels. In addition to annual base compensation, we provide many of our employees with other non-cash benefits including (i) savings plans, including a 401(k) savings plan for our U.S.-based employees, (ii) wellness programs and (iii) tuition reimbursement/scholarship programs.

DIRECTOR COMPENSATION DURING 2017

The following table sets forth the aggregate compensation awarded to, earned by or paid to our non-employee directors during 2017:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)
Roderick R. Baty	75,600	—	83,990	—	159,590
Robert P. Bauer	69,100	—	83,990	—	153,090
Eric P. Etchart	75,600	—	83,990	—	159,590
David W. Grzelak	78,100	—	83,990	—	162,090
Tracy C. Jokinen	66,100	—	83,990	—	150,090
Gary L. Martin	71,000	—	83,990	—	154,990
Richard W. Parod	19,667	—	47,032	—	66,699

(1)
Non-employee directors received $3,000 for each meeting of the Board of Directors attended in person, and $1,500 for each meeting of any Committee attended in person, or $600 for each meeting of the Board of Directors or any meeting of any Committee thereof attended by telephone. The Company pays directors who are not employees of the Company a $40,000 retainer per year.  The chairman of the Board receives an additional $25,000 annual retainer (for any independent director who serves as Chairman), the chair of the Audit Committee receives an additional $8,000 annual retainer, the chair of the Compensation Committee receives an additional $6,000 annual retainer, and the chair of the Nominating Corporate Governance Committee receives an additional $5,000 annual retainer. Directors are reimbursed for reasonable expenses incurred as a result of attending meetings of the Board or the Committees. The Board of Directors also receives an annual grant of stock awards.

(2)
No stock options were granted to directors in 2017. As of December 31, 2017, the aggregate deferred stock options outstanding were as follows: Messrs. Baty, Bauer, Etchart, Martin and Parod had zero options outstanding; Ms. Jokinen had zero options outstanding; Mr. Grzelak had 8,000 options outstanding.

(3)
The amounts shown in this column represent the full grant date fair value of the restricted stock awards granted in 2017 as computed in accordance with FASB ASC 718. See Note 1 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC 718. The grant date fair value for the restricted stock awards was determined in accordance with FASB ASC 718 to be $83.99 (which was the market price on the day of grant, May 9, 2017). As of December 31, 2017, the restricted stock awards were as follows: Mr. Baty had 1,000 shares; Mr. Bauer had 1,000 shares; Mr. Etchart had 1,000 shares; Mr. Grzelak had 1,000 shares; and Ms. Jokinen had 1,000 shares. Mr. Parod was granted 420 shares at $111.98 (which was the market price on the day of grant, December 15, 2017).

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing stockholders with a vote to approve, on an advisory, non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission rules. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on a specific individual or item of compensation.

As described in the "Compensation Discussion and Analysis" section of this Proxy Statement, we believe in pay for performance. Accordingly, the goal of our executive compensation program is to motivate and retain highly-talented executives who are critical to the success of our Company and to enhance the Company’s performance by providing compensation to key managers who have the ability by the nature of their positions to significantly affect the operational effectiveness and financial performance of the Company or one of its subsidiaries. The program is intended to align management and stockholder objectives and provide the opportunity for executives to participate in the success of the Company with elements designed to reward both short-term and long-term success.  Stockholders are encouraged to carefully review the "Compensation Discussion and Analysis" section of this Proxy Statement for a more detailed discussion of our executive compensation program. With respect to our last advisory vote on NEO compensation, which occurred at our 2017 Annual Meeting, our stockholders expressed their support by approving the non-binding advisory vote with more than 95% of shares voting in favor of our NEO compensation program at that time.

The vote on this proposal gives our stockholders the opportunity to express their views on the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for the compensation of our NEOs by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

As an advisory vote, this proposal is not binding upon our Board of Directors or the Company. However, we expect that our Compensation Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our CEO and NEOs.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 2 if you want to have your broker vote your shares on the matter.

Approval of the say-on-pay proposal requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR CHIEF EXECUTIVE OFFICER AND NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT, AND WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors desires to engage the services of KPMG LLP for the fiscal year ending December 31, 2018.  The Audit Committee has appointed KPMG LLP to audit the financial statements of the Company for fiscal 2018 and report on those financial statements.  Stockholders are being asked to vote FOR the ratification of the appointment.  If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its appointment.

Fees Incurred by the Company for KPMG LLP

The following table shows the fees paid or accrued by the Company for the audit and other services provided by KPMG LLP for fiscal 2017 and 2016.

	2017	2016
Audit Fees (1)	$1,574,000	$1,637,000
Audit-Related Fees (2)	26,000	83,000
Tax Fees (3)	980,000	657,000
All Other Fees (4)	—	—
Total	$2,580,000	$2,377,000

(1)
Both 2017 and 2016 Audit Fees include: (i) the audit of our consolidated financial statements included in our Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) the audit of management’s reports on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404).

(2)	Audit-Related Fees in 2017 and 2016 include fees related to acquisitions and advisory services.

(3)
Tax Fees in 2017 and 2016 include tax compliance, tax planning and tax advice.  Tax compliance, tax planning and tax advice services include the review of U.S. federal, state and local income tax returns, tax advice regarding R&D tax credits as well as tax review and advice on International taxes.

(4) Other than as described in this proxy statement, there were no other professional services rendered in 2017 or 2016.
Audit Committee’s Preapproval Policy and Procedures

Our Audit Committee has adopted policies and procedures for the preapproval of audit and non-audit services for the purpose of maintaining the independence of our independent auditors.  These policies and procedures are reviewed at least annually.  We may not engage our independent auditors to render any audit or non-audit service unless either the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s preapproval policies and procedures. On an annual basis, the Audit Committee may preapprove services that are expected to be provided to the Company by the independent auditors during the following twelve months.

The Audit Committee may also preapprove particular services on a case-by-case basis. In assessing requests for services by the independent auditors, the Audit Committee considers whether such services are consistent with the auditor's independence, whether the independent auditors are likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company's ability to manage or control risk or improve audit quality.

Representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions concerning the fiscal year ending December 31, 2017 and make a statement should they so desire.

Vote required. This recommendation must be approved by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote thereon. All proxies will be voted “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent auditor unless a contrary choice is indicated.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2018, WHICH IS DESIGNATED AS PROPOSAL 3 ON THE ENCLOSED PROXY. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of Common Stock to file with the SEC reports regarding their ownership and changes in ownership of our securities.  The Company believes that, through March 16, 2018, its directors, executive officers and beneficial owners of more than 10% of the Common Stock complied with all Section 16(a) filing requirements with the exception of Mr. Raborn, who filed one late report during the period.

In making this statement, the Company has relied upon examination of the copies of Forms 3, 4 and 5 and amendments thereto, provided to Alamo Group Inc., and the written representations of its directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Proposals from stockholders intended to be presented at the 2019 Annual Meeting, pursuant to Rule 14a-8 under the Exchange Act, must be received in writing by the Company at its principal executive offices not later than November 30, 2018. The Company's principal executive offices are located at 1627 East Walnut Street, Seguin, Texas 78155. Please direct all such proposals to the attention of the Company's Secretary.
Stockholders intending to present a proposal at the 2019 Annual Meeting, but not to include the proposal in our proxy statement or to nominate a person as a director, must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that such proposal must be submitted in writing to the Secretary of the Company at our principal executive offices no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2019 annual meeting no earlier than January 4, 2019 and no later than February 3, 2019. The notice must contain the information required by the Bylaws, a copy of which is available upon request to the Company's Secretary.

PROXY SOLICITATION

The cost of soliciting proxies by the Board of Directors will be borne by the Company. Proxies may be solicited through the mail and through telephonic communications or meetings with stockholders or their representatives by directors, officers and other employees of the Company who will not receive special compensation for these services.

The Company requests persons such as brokers, nominees and fiduciaries holding stock in their names for others, or holding stock for others who have the right to give voting instructions, to forward proxy material to their principals and to request authority for the execution of the proxy, and the Company will reimburse such persons for their reasonable expenses.

OTHER MATTERS

No business other than the matters set forth in this Proxy Statement is expected to come before the Annual Meeting, but should any other matters requiring a vote of stockholders arise, including a question of adjourning the Annual Meeting, the persons named in the accompanying Proxy will vote thereon according to their best judgment in the interests of the Company. If any of the nominees for office of director should withdraw or otherwise become unavailable for reasons not presently known, the persons named as proxies may vote for another person in his/her place in what they consider the best interests of the Company.

The Company is enclosing with this proxy a copy of the Company's Annual Report on Form 10-K including financial statements and schedules thereto filed with the SEC for the year ended December 31, 2017. Any request for exhibits should be in writing addressed to Corporate Secretary, Alamo Group Inc., 1627 East Walnut Street, Seguin, Texas 78155.

                  By Order of the Board of Directors

/s/ Robert H. George
Robert H. George
Secretary
March 16, 2018

ANNUAL MEETING OF STOCKHOLDERS OF

ALAMO GROUP INC.

May 3, 2018

PROXY VOTING INSTRUCTIONS

<u>INTERNET</u> - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

<u>TELEPHONE</u> - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

<u>MAIL</u> - Sign, date and mail your proxy card in the envelope provided as soon as possible.

<u>IN PERSON</u> - You may vote your shares in person by attending the Annual Meeting.

<u>GO GREEN</u> - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

<u>NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL</u>:
The Notice of meeting, proxy statement, annual report and proxy card are available at www.alamo-group.com

Please detach along perforated line and mail in the envelope provided <u>IF</u> you are not voting via telephone or the Internet.

00033333333300001000 7　　　050318

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy will be voted as directed. In the absence of such direction, the proxy will be voted "FOR" the nominees listed in Proposal 1 and "FOR" the proposals set forth in Proposal 2 and Proposal 3.

	FOR	AGAINST	ABSTAIN
1. Election of Directors:			
Roderick R. Baty	☐	☐	☐
Robert P. Bauer	☐	☐	☐
Eric P. Etchart	☐	☐	☐
David W. Grzelak	☐	☐	☐
Tracy C. Jokinen	☐	☐	☐
Richard W. Parod	☐	☐	☐
Ronald A. Robinson	☐	☐	☐
2. Proposal FOR the approval of the advisory vote on the compensation of the named executive officers.	☐	☐	☐
3. Proposal FOR ratification of appointment of KPMG LLP as the Company's Independent Auditors for 2018.	☐	☐	☐

4. In their discretion, act upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

I plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, corporate officer, custodian, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

ALAMO GROUP INC.

May 3, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, annual report and proxy card are available at www.alamo-group.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

000333333333300001000 7 050318

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy will be voted as directed. In the absence of such direction, the proxy will be voted "FOR" the nominees listed in Proposal 1 and "FOR" the proposals set forth in Proposal 2 and Proposal 3.

	FOR	AGAINST	ABSTAIN
1. Election of Directors:			
Roderick R. Baty	☐	☐	☐
Robert P. Bauer	☐	☐	☐
Eric P. Etchart	☐	☐	☐
David W. Grzelak	☐	☐	☐
Tracy C. Jokinen	☐	☐	☐
Richard W. Parod	☐	☐	☐
Ronald A. Robinson	☐	☐	☐
2. Proposal FOR the approval of the advisory vote on the compensation of the named executive officers.	☐	☐	☐
3. Proposal FOR ratification of appointment of KPMG LLP as the Company's Independent Auditors for 2018.	☐	☐	☐

4. In their discretion, act upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

I plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, corporate officer, custodian, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

ALAMO GROUP INC.

Proxy for 2018 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ronald A. Robinson or Robert H. George or any one of them, proxies or proxy with full power of substitution and revocation as to each of them, to represent the undersigned and to act and vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of Alamo Group Inc., to be held on Thursday, May 3, 2018 at 9:00 a.m., local time, at the Westin Riverwalk Hotel, 420 West Market Street, San Antonio, Texas, on the following matters and in their discretion on any other matters which may come before the Meeting or any adjournments thereof. Receipt of Notice-Proxy Statement dated March 16, 2018 is acknowledged.

(Continued and to be signed on the reverse side)

1.1 14475